Exhibit 13

Sarah Haas <sarah@seedinvest.com>

How Gryphon's Network Protection Tech Works

1 message

SeedInvest <deals@seedinvest.com>	Thu, Mar 11, 2021 at 4:46 PM

Reply-To: contactus@seedinvest.com

To: sarah@seedinvest.com

How Gryphon's WiFi security router & parental control system works

Gryphon is a cloud managed network protection platform powered by machine learning. The company's products include a family of powerful wireless mesh WiFi routers, cloud management application, and a smart phone app. Gryphon's product is sold as a direct to consumer mesh WiFi router system with an optional annual recurring advanced network protection service.

Here are some benefits of Gryphon's platform:

•	Easy install | To set up, users simply download the app and scan an activation code at the bottom of the router

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•	Content control | Users can control content access by age as well as control access to popular apps like TikTok, YouTube, and Snapchat

•	Screen time management | Parents can set bedtimes and homework times

•	24/7 intrusion detection | Users receive data threat updates via the app

•	Machine learning | Gryphon's IP covers its machine learning based network protection, which allows the software to learn the traffic behaviors of devices on the platform (in short, with usage and scale, Gryphon's technology only gets better)

Learn more about the benefits of Gryphon's network protection technology and reserve shares via the link below. The campaign has surpassed $3.5M reserved.

RESERVE SHARES

Bonus Investor Perks

Investors that reserve shares and later convert those shares will receive bonus perks.

Questions? Email us. We're happy to help.

You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving general updates from us, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

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It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Gryphon is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Gryphon: https://www.seedinvest.com/gryphon

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

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Sarah Haas <sarah@seedinvest.com>

New Deal Updates from Cytonics, Future Acres & More

1 message

SeedInvest <contactus@seedinvest.com>	Thu, Mar 11, 2021 at 4:49 PM
Reply-To: contactus@seedinvest.com
To: sarah@seedinvest.com

Deal Updates

Hi Sarah,

In case you missed it, here's a roundup of recently announced deal updates. Additionally, be sure to click the "Follow" button on any company's profile page that you are interested in. Read more here.

•	Virtuix discussed the Omni and the rise of home fitness during the COVID-19 pandemic

•	MIME signed a new contract with EX1 Cosmetics and secured a placement in Superdrug ahead of the campaign closing

•	GROUNDFLOOR discussed how its Notes product has helped investors throughout the pandemic

•	Cytonics received another international patent for its APIC treatment and lead drug candidate, CYT-108

•	Gryphon explained how its WiFi security router & parental control system works

•	Future Acres surpassed $600K in reservations

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Upcoming Fireside Chat with SeedInvest CEO

Join us on Thursday, March 18th at 3pm ET when SeedInvest CEO Ryan Feit will host a fireside chat with entrepreneur Mark T. Lynn (founder of AMASS, Winc, Digital Brands Group). They will discuss the groundbreaking changes to Regulation Crowdfunding (Reg CF) and Regulation A+ that will be rolling out on March 15th, 2021. Register here to tune in.

Browse all our deals. Learn more about all our investment opportunities.

You are receiving this because you are part of the SeedInvest community. If you would like to stop receiving the weekly newsletter, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Virtuix, Groundfloor, and Cytonics are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Virtuix: https://www.seedinvest.com/virtuix, Groundﬂoor: https://www.seedinvest.com/groundfloor, Cytonics: https://www.seedinvest.com/cytonics

MIME is offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has filed a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained at: MIME: https://www.seedinvest.com/mime

Gryphon, and Future Acres are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been ﬁled with the Commission, a copy of which may be obtained from Gryphon: https://www.seedinvest.com/gryphon, Future Acres: https://www.seedinvest.com/ future.acres

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an afﬁliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

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Sarah Haas <sarah@seedinvest.com>

New Fintech Deal & Three Reg A+ Deals Accepting Reservations

1 message

SeedInvest <deals@seedinvest.com>	Thu, Mar 11, 2021 at 4:48 PM

Reply-To: contactus@seedinvest.com

To: sarah@seedinvest.com

Weekly Deal Newsletter

Now Accepting Investments

Supervest | Crowdfunding platform for alternative investments

Supervest is an online crowdfunding platform that allows accredited investors to tap into the high yield potential of Merchant Cash Advance (MCA). The company connects its high-quality community of investors with funding partners to provide working capital to small businesses across the U.S.

Highlights include:

•	Participated in over 3,100 funding opportunities since inception

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•	Provided over $15.5M in funding to small and medium businesses to date, with total expected payback (RTR) of over $22M

•	Achieved a 185% increase in funding to merchants from December 2020 to January 2021

LEARN MORE & FOLLOW

Closing Soon

Virtuix, the most funded live deal on SeedInvest, will close its

$15M round in less than one month

Virtuix has set its campaign end date to Friday, April 2nd, 2021 — less than one month away. The company is the creator of Omni, an omni-directional treadmill allowing users to walk and run inside popular games and virtual worlds. Read all campaign updates here.

Virtuix's campaign is successfully funded and has surpassed $11.5M raised of its

$15M round, making it the company with most investments currently on SeedInvest. Please note SeedInvest operates on a ﬁrst-come, ﬁrst-served basis.

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INVEST IN VIRTUIX

Reg A+ Reservations Roundup

Three Reg A+ deals on SeedInvest are now accepting reservations

There are three Reg A+ deals on SeedInvest currently accepting reservations. By conﬁrming a reservation, you have the opportunity to purchase shares ahead of the company's public launch after it receives SEC qualiﬁcation. A reservation is non- binding and you may cancel at any time. Learn more about the deals accepting reservations below:

•	Gryphon | Cloud managed network protection with machine learning to keep families and businesses safe

•	Death & Co | Integrated hospitality group creating unique cocktail experiences across the U.S

•	Future Acres | Autonomous tools for the future of farming

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Upcoming Webinars

•	Future Acres' Kick-Off Webinar | Thursday, March 11th at 1pm ET

•	March Reg CF Digital Demo Day | Tuesday, March 16th at 1pm ET

•	Death & Co's Kick-Off Webinar | Tuesday, March 16th at 4pm ET

•	Virtuix's Final Webinar | Tuesday, March 30th at 2pm ET

•	April Reg A+ Webinar | Thursday, April 1st at 4pm ET

SeedInvest Promotions & Perks

•	Virtuix | Virtuix is offering investor perks including a 20% discount when buying an Omni One system ($400 discount) or Omni One dev kit ($200 discount).

•	Learn more.

•	Gryphon | Reservations will bump investors up one tier upon conversion to an investment. Learn more.

•	Death & Co | All investors who reserve shares and purchase their reserved shares will receive access to the Death & Co Cocktail Compendium, with almost 1K original cocktails, as well as the Investor Cocktail 101 Virtual Class. Previous investors will receive additional bonus perks. Learn more.

Don't Miss Out on Future Updates...

Want to keep receiving these emails? Be sure to click the "Follow" button on any company's proﬁle page that you are interested in. This will ensure you receive business updates, campaign reminders, and webinar alerts during the campaign going forward.

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SeedInvest Auto Invest

Looking for an easier way to build your startup portfolio? SeedInvest Auto Invest does just that by allowing you to build a portfolio of 5-25 highly-vetted, early-stage startups with investment minimums as low as $200 per company. Auto Invest investors can opt out at any time. Learn more here.

Refer an Entrepreneur

Know an entrepreneur who would be a great ﬁt to raise on SeedInvest? Refer an entrepreneur to the SeedInvest team here.

Browse all deals. Learn more about all of our investment opportunities.

Questions? Email us. We're happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving the weekly newsletter, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment conﬁrmation emails and all other transactional emails related to activities on your account.

SeedInvest’s selection criteria does not suggest higher quality investment opportunities nor does it imply that investors will generate positive returns in investment opportunities on SeedInvest. Learn more about due diligence in the SeedInvest Academy and our vetting process in our FAQs.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Certain accredited investors will still receive custom deal outreach based on their noted investor preferences.

Supervest is offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has ﬁled a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained at: Supervest: https://www.seedinvest.com/supervest

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Future Acres, Gryphon, and Death & Co are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualiﬁcation of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualiﬁed by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been ﬁled with the Commission, a copy of which may be obtained from Future Acres: https://www.seedinvest.com/future.acres, Gryphon: https://www.seedinvest.com/gryphon, Death & Co: https://www.seedinvest.com/death.co

Virtuix is offering securities through the use of an Offering Statement that has been qualiﬁed by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Virtuix: https://www.seedinvest.com/virtuix

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notiﬁed that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any ﬁnancial product. Investments are offered only via deﬁnitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an afﬁliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

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